Exhibit 99.2

Execution Version

TAX RECEIVABLE AGREEMENT AND LLC AGREEMENT AMENDMENT

This TAX RECEIVABLE AGREEMENT AND LLC AGREEMENT AMENDMENT (this “Amendment”) is entered into as of November 5, 2021, by and among McAfee Corp., a Delaware corporation (the “Corporation”, and along with any other members of the U.S. federal income tax affiliated group filing a consolidated federal income tax return with the Corporation, the “Corporate Group”), the Corporate Subsidiaries, Foundation Technology Worldwide, LLC, a Delaware limited liability company (the “LLC”), McAfee Finance 2, LLC, a Delaware limited liability company (“Finance LLC”), McAfee, LLC, a Delaware limited liability company (“McAfee LLC” and, together with the Corporation, the Corporate Subsidiaries, the LLC, Finance LLC and McAfee LLC, the “McAfee Parties”), each of the TPG Nominee, the Intel Nominee, the TB Nominee and the GIC TRA Party and the other Persons that execute this agreement (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties and certain other Persons are parties to that certain Tax Receivable Agreement, dated as of October 21, 2020 (together with the annexes thereto, as amended, the “TRA”);

WHEREAS, simultaneously with the entry into this Amendment, the Corporation, Condor BidCo, Inc., a Delaware corporation (“Parent”), and Condor Merger Sub, Inc., a Delaware corporation (“Merger Subsidiary”) are entering into that certain Agreement and Plan of Merger, dated as of November 5, 2021 (the “Merger Agreement”) pursuant to which the Merger Subsidiary shall be merged with and into the Corporation with the Corporation surviving (“Merger”);

WHEREAS, the Parties wish to amend (i) the TRA as set forth in this Amendment to provide for, among other things, (x) the payment of amounts due under the TRA to each Person entitled to payments under the TRA (each such Person, a “TRA Payee”) with respect to the U.S. Federal income tax year 2020 of the Corporation in accordance with the terms of the TRA and this Amendment notwithstanding the closing of the transactions under the Merger Agreement and (y) the termination of all payment obligations under the TRA (other than the 2020 TRA Payments) upon the effectiveness of the Merger pursuant to the Merger Agreement, and (ii) the LLC Agreement as set forth in this Amendment;

WHEREAS, the Board has reviewed this Amendment and determined that it is in the best interests of the Corporation and its stockholders to enter into this Amendment and to perform its obligations contemplated hereunder in accordance with the terms hereof and to cause the amendment of the TRA and the LLC Agreement as set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

1. Definitions; References. Unless otherwise specified herein, each capitalized term used herein but not otherwise defined herein shall have the meaning assigned to such term in the TRA. To the extent there is a conflict or inconsistency between the terms of this Amendment and the terms of any of the TRA or the LLC Agreement (in each case, prior to giving effect to this Amendment), this Amendment shall control and shall constitute an amendment of the TRA and/or the LLC Agreement, as applicable, to the extent of such conflict.

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2. TRA Payments.

(a) 2020 TRA Payments. The Corporation shall make the payments required to be paid to the TRA Payees pursuant to the terms of the TRA with respect to the 2020 taxable year of the Corporation (the “2020 TRA Payments”) pursuant to the TRA upon the earlier of (i) the date that such payments would be made in the ordinary course by the Corporation and (ii) ten (10) Business Days prior to the Closing Date (as that term is defined in the Merger Agreement) in accordance with the terms, conditions, methodologies and procedures set forth in the TRA (in each case of clauses (i) and (ii), prior to giving effect to this Amendment and, for the avoidance of doubt, without taking into account the closing of the transactions under the Merger Agreement or the termination of all other payment obligations under the TRA); provided, that the 2020 TRA Payments, in the aggregate, shall not exceed $2,000,000 (the “2020 TRA Cap”).

(b) No Other Payments. From and after the date of this Amendment, the Corporation shall not make any payments pursuant to the TRA other than the 2020 TRA Payments.

(c) If the Merger Agreement is terminated in accordance with its terms, Section 2 of this Amendment shall be null and void ab initio and of no force or effect and all of the Corporation’s obligations under the TRA shall continue in full force and effect as if this Amendment had never been executed; provided, that automatically upon such termination and without the taking of any further action by the Corporation or any other Person, the Corporation shall as promptly as practicable make any payments and distributions under the TRA that would have been payable prior to such termination but for the application of provisions of this Section 2.

3. Amendment of TRA and LLC Agreement.

(a) Effective as of immediately prior to, and contingent upon the occurrence of, the effective time of the Merger under the Merger Agreement, the TRA is hereby amended by inserting new Section 7.19 (as set forth below) into the TRA (it being understood and agreed that if the Merger Agreement is terminated pursuant to its terms, this Section 3 of this Amendment shall be null and void ab initio and of no force or effect and the TRA shall continue in full force and effect as if this Amendment had never been executed).

“Section 7.19 Termination. This Agreement shall automatically terminate upon the effective time of the Merger without the taking of any further action by the Corporation or any other Person; provided that the Amendment (as defined below), the provisions thereof and any other agreement entered into in connection with the Amendment, and, in each case, any Person’s rights or obligations thereunder shall expressly survive termination of this Agreement. For purposes of this Agreement: (i) the “Amendment” shall mean that certain Tax Receivable Agreement and LLC Agreement Amendment, dated as of November 5, 2021 by and among the McAfee Parties, the TPG Nominee, the Intel Nominee, the TB Nominee, the GIC TRA Party and the other parties thereto, as amended, together with the schedules and exhibits thereto; (ii) “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of November 5, 2021, by and among the Corporation, Condor BidCo, Inc., and Condor Merger Sub, Inc.; and (iii) “Merger” shall have the meaning set forth in the Merger Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, this Section 7.19 shall only take effect immediately prior to, and contingent upon the occurrence of, the effective time of the Merger under the Merger Agreement (it being understood that this Section 7.19 shall have no force or effect whatsoever unless and until immediately prior to the effective time of the Merger under the Merger Agreement).”

(b) Notwithstanding anything to the contrary in the LLC Agreement or any of the other documents or agreements entered into in connection therewith, each of the Parties hereby (i) agrees that there shall be no further “Tax Distributions” (as such term is defined in the LLC Agreement) for so long as this Amendment is in effect and (ii) consents to all modifications to and waivers under the LLC Agreement as may be approved by the Corporation, the Intel Nominee and the TPG Nominee after the date hereof that are reasonably necessary or appropriate in order to implement the Exchange and Redemption as contemplated in the Merger Agreement.

(c) The Parties acknowledge and agree that the amendment of the TRA and the LLC Agreement, as applicable, pursuant to the foregoing Sections 3(a) and 3(b), and the termination of the TRA pursuant to new Section 7.19 of the TRA , shall not affect any Party’s obligations under the remainder of this Amendment. Each of the Parties acknowledges and agrees that (i) by entering into this Amendment, it is expressly consenting to (x) the suspension of all Tax Distributions (as such term is defined under the LLC Agreement) under the LLC Agreement for so long as this Section 3 of this Amendment is in effect and (y) the termination of the TRA on the terms contemplated in Section 7.19 of the TRA as amended by Section 3(a) of this Amendment upon the effectiveness of the Merger under the Merger Agreement, (ii) upon execution of this Amendment, all Tax Distributions (as such term is defined under the LLC Agreement) under the LLC Agreement shall be immediately suspended and shall terminate from and after the effective time of the Merger under the Merger Agreement, and (iii) from and after the effective time of the Merger under the Merger Agreement, no Person shall have any further payment or other obligation under the TRA or any obligation to make or pay Tax Distributions under the LLC Agreement.

(d) If the Merger Agreement is terminated in accordance with its terms, Section 3 of this Amendment shall be null and void ab initio and of no force or effect and all of the Corporation’s obligations under the LLC Agreement shall continue in full force and effect as if this Amendment had never been executed; provided, that automatically upon such termination and without the taking of any further action by the Corporation or any other Person, the Corporation shall as promptly as practicable make any payments and distributions under the LLC Agreement that would have been payable but for the application of foregoing provisions of Section 3.

4. Intended Tax Treatment. The terms of Section 7.18 of the TRA (Tax Characterization and Elections) shall apply with respect to the tax treatment of payments pursuant to or contemplated by Section 2 of this Amendment, and the TPG Nominee, the Intel Nominee and the Corporation shall work in good faith (in a manner consistent with the principles and methodologies of the TRA) to determine which TRA payments are with respect to an Exchange (except with respect to amounts that constitute Imputed Interest) and treated as additional consideration in respect of such Exchange, which TRA Payments are made in respect of a Pre-IPO Covered Tax Asset and treated as a payment described in Section 351(b) of the Code (or an adjustment to the applicable purchase price, as described in Section 7.18 of the TRA), and which TRA Payments constitute Imputed Interest, and the parties will not take any position on a tax return or in an audit, examination or other proceeding inconsistent with the intended tax treatment described in Section 7.18 of the TRA or this Section 4 except upon an applicable contrary Determination (as defined in the TRA). The Corporation will promptly provide the TPG Nominee and Intel Nominee with such additional information and assistance as the TPG Nominee and Intel Nominee may reasonably request in connection with tax reporting matters relating to the payments contemplated by this Amendment, the TRA and the Merger Agreement.

5. Amendment Termination. This Amendment shall terminate and shall be null and void ab initio and of no force or effect in its entirety upon the termination of the Merger Agreement pursuant to its terms; provided, that the terms of Section 2(c) and 3(d) shall survive the termination of this Amendment until the Corporation shall have made all payments required thereunder. In the event of a termination of this Amendment pursuant to this Section 5, each of the TRA and LLC Agreement shall remain in full force and effect in accordance with its terms (without giving effect to any provisions of this Amendment including, including without limitation, Sections 2 and 3 hereof).

6. Tax Matters.

(a) Defined Terms. For purposes of this Amendment, the following upper case terms shall have the following meanings.

(i) “Partnership Audit Rules” shall mean the provisions of Chapter 63 of the Code, as amended by the U.S. Bipartisan Budget Act of 2015, and any Treasury Regulations and other guidance promulgated thereunder or with respect thereto, each as amended from time to time and other guidance that may be promulgated in the future relating thereto, and any similar or analogous provisions of state, local and non-U.S. law.

(ii) “Pass-Through Tax Return” shall mean any income Tax Return filed by or with respect to LLC or any of its Subsidiaries to the extent that (a) such entity is treated as a pass-through entity for purposes of such Tax Return and (b) the items reflected on such Tax Returns are also reflected on the Tax Returns of one or more of the direct or indirect owners of LLC.

(iii) “Pre-Closing LLC Member” shall mean any member of LLC as of the date hereof or as of the beginning of the Closing Date other than the Corporation or any of its wholly-owned Subsidiaries.

(iv) “Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and that portion of any Straddle Period ending on the Closing Date.

(v) “Straddle Period” shall mean any taxable year or period beginning on or before and ending after the Closing Date.

(vi) “Tax Returns” shall mean any report, return (including any information return), declaration, form, administrative adjustment request or other filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including any amendments or attachments to such reports, returns, declarations, forms, administrative adjustment requests or other filings.

(b) Tax Returns. The Corporation shall prepare and file or cause to be prepared and filed in a timely manner, all Pass-Through Tax Returns required to be filed by the LLC and its Subsidiaries for any Pre-Closing Tax Period. All such Pass-Through Tax Returns shall be prepared, and any positions and elections relating thereto made, in a manner consistent with the prior practice of the applicable entity to the extent permitted by applicable Law. The Corporation shall (i) use commercially reasonable efforts to cause LLC to deliver to each Pre-Closing LLC Member a draft Schedule K-1 with respect to each Pre-Closing Tax Period within ninety (90) days after the end of such Pre-Closing Tax Period (and the Corporation shall cause such draft Schedule K-1 to be delivered within one hundred twenty (120) days after the end of the applicable Pre-Closing Tax Period, it being understood that, in the case of a draft Schedule K-1 with respect to a Straddle Period of the LLC, references in this clause (i) to the “Pre-Closing Tax Period” shall be interpreted as references to such Straddle Period), (ii) use commercially reasonable efforts to provide to each such Pre-Closing LLC Member at such time of delivery of such draft Schedule K-1 good faith estimates of such other information reasonably requested by the TPG Nominee, the TB Nominee and the Intel Nominee to assist in tax compliance matters, (iii) furnish to each such Pre-Closing LLC Member as soon as reasonably practicable after the close of the applicable Pre-Closing Tax Period, such information concerning LLC and its Subsidiaries with respect to such Pre-Closing Tax Period as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes or as is requested by such Member for compliance with such Member’s tax obligations (or the obligations of any beneficial owner(s) of such Member). Further, the Corporation shall make available to the TPG Nominee and the Intel Nominee a draft of any Pass-Through Tax Return described in this Section 6(b) at least thirty (30) calendar days prior to the due date (taking into account valid extensions) for filing such Pass-Through Tax Return for the TPG Nominee’s and the Intel Nominee’s review and approval (which approval shall not be unreasonably withheld or delayed). The TPG Nominee, the Intel Nominee and the Corporation shall attempt in good faith to resolve any disagreements regarding such Pass-Through Tax Returns prior to the applicable due date for filing (taking into account valid extensions). If the TPG Nominee, the Intel Nominee and the Corporation do not resolve such disagreements on a mutually agreeable basis within twenty (20) calendar days after the TPG Nominee’s and the Intel Nominee’s receipt of any such draft Pass-Through Tax Return, the remaining disputed items shall be resolved within an additional ten (10) calendar days by a “Big 4” accounting firm reasonably acceptable to the TPG Nominee, the Intel Nominee and the Corporation (the “Referral Firm”) the determinations of which shall be final and binding on the parties hereto), with costs and expenses of such Referral Firm to be borne by the Corporation.

(c) Tax Claims. If the Corporation, LLC, or any of its Affiliates receives notice of any Tax audit or administrative or judicial proceeding, examination, investigation or any demand or claim by a Taxing Authority (each a “Tax Claim”), in respect of any Pass-Through Tax Return for a Pre-Closing Tax Period or in respect of a Tax Return the resolution of which may require the TPG Nominee, the Intel Nominee or any Pre-Closing LLC Member to file an amended Tax Return or administrative adjustment request (or state or local equivalent) with respect to a Pre-Closing Tax Period (a “Pre-Closing Tax Claim”), then (i) such party will notify the TPG Nominee and the Intel Nominee in writing of any such Pre-Closing Tax Claim within fifteen (15) days of receipt of written notice, (ii) such party will keep the TPG Nominee and the Intel Nominee reasonably informed concerning the progress of such Pre-Closing Tax Claim, (iii) such party will provide the TPG Nominee and the Intel Nominee copies of all correspondence and other documents relevant to such Pre-Closing Tax Claim, (iv) the TPG Nominee and the Intel Nominee will each be entitled to participate, at its own expense, in the defense of any Pre-Closing Tax Claim and (v) such Pre-Closing Tax Claim shall not be settled, compromised or abandoned without the consent of the TPG Nominee and the Intel Nominee (not to be unreasonably withheld or delayed); provided, that any failure to give notice pursuant to clause (i) will not give rise to any liability, except to the extent the TPG Nominee and the Intel Nominee (or any of their Affiliates) is actually prejudiced as a direct result of such party’s failure to give such notice. In connection with the settlement, compromise or abandonment of any Tax Claim governed by the Partnership Audit Rules in accordance with the previous sentence, (x) LLC shall be entitled to (and LLC shall be entitled to direct LLC, its “partnership representative” or its “designated individual,” each as defined in the Code, or any equivalent designee under applicable state or local Law, to) make any election under Section 6226 of the Code or under Treasury Regulation Section 301.6227-2(c) (or any similar provision in any successor Code section or proposed or final Treasury Regulations or under state, local or non-U.S. Law) for any taxable year of LLC that includes any Pre-Closing Tax Period or any Pass-Through Tax Return filed in respect of any such year and (y) except with the TPG Nominee’s and the Intel Nominee’s prior written consent, none of LLC, the Corporation or any of their Affiliates shall elect the application of the Partnership Audit Rules to any Tax Return of LLC or any of its Subsidiaries with respect to any taxable year beginning before January 1, 2018; provided, that, except with the TPG Nominee’s and the Intel Nominee’s prior written consent, no Pre-Closing LLC Member shall be required to amend any Tax Returns or file any administrative adjustment request for any Pre-Closing Tax Period in connection with such Tax Claim.

(d) Corporation Post-Closing Tax Acts. Except as required by Law, LLC shall not (and shall cause its Subsidiaries to not), without the prior written consent of the TPG Nominee and the Intel Nominee (such consent not to be unreasonably withheld or delayed), (i) change any method of accounting or Tax reporting position for LLC or any of its Subsidiaries with respect to a Pre-Closing Tax Period, (ii) file any administrative adjustment request (or state or local equivalent) or amended Tax Return (or file a Tax Return that would require a Pre-Closing LLC Member (or its direct or indirect owners) to file an amended Tax Return or administrative adjustment request (or state or local equivalent)) with respect to LLC or any of its Subsidiaries (or any successor of any of the foregoing) for any Pre-Closing Tax Period, or (iii) make any Tax election with respect to LLC or any of its Subsidiaries that has retroactive effect to a Pre-Closing Tax Period, (iv) initiate or pursue the process for entering into a “voluntary disclosure agreement” (or comparable arrangement) with a Taxing Authority with respect to a Pre-Closing Tax Period of LLC or any of its Subsidiaries (or any successor of the foregoing), or (v) take any action outside the ordinary course of business on the Closing Date after the Closing (other than as explicitly contemplated by this Amendment or the Merger Agreement), if, in the case of (i), (iii), (iv) or (v), the effect of such change (A) would be reflected on a Pass-Through Tax Return or (B) involves a change in the classification of an entity for U.S. federal income tax purposes (other than such a change in classification for an entity wholly-owned directly by a corporation for U.S. federal income tax purposes as of the beginning of the Closing Date and on the preceding date).

(e) Certain Tax Elections.

(i) The parties hereto agree that the distributive shares of items of income, gain, loss, deduction and credit of LLC allocable to members of LLC for the Straddle Period will be determined for U.S. federal and applicable state and local income Tax purposes based on the “closing of the books” method as described in Section 706(d)(1) of the Code and Treasury Regulations Section 1.706-1(c) (and corresponding provisions of state or local income Tax Law where applicable) and applying the “calendar day” convention as of the end of the Closing Date, to the extent permitted under Section 706 of the Code and the Treasury Regulations promulgated thereunder (applying such methods and conventions for both LLC and any entity treated as a partnership for U.S. federal income tax purposes in which LLC owns a direct or indirect interest).

(ii) The parties hereto agree to treat Tax deductions arising from or relating to the closing of the transactions under the Merger Agreement (including (v) the repayment of any indebtedness of the LLC or any of its Subsidiaries for borrowed money, (w) the payment or incurrence of transaction-related expenses of LLC and its Subsidiaries, (x) the payment or incurrence of the amounts in respect of the cancellation, termination, cash-out or exercise of stock options, and (y) the payment or incurrence of payroll taxes incurred with respect to the foregoing) (the “Transaction Tax Deductions”) as deductible by the LLC in the Pre-Closing Tax Period and allocable to the Pre-Closing LLC Members to the extent permitted by applicable Law. The parties hereto agree that seventy percent (70%) of success-based fees shall be treated as so deductible by the Pre-Closing LLC Members in accordance with Revenue Procedure 2011-29, which LLC and its Subsidiaries shall reflect on the applicable Pass-Through Tax Returns.

(f) Code Section 755 Allocation. Within one hundred and twenty (120) days following the Closing Date, the Corporation shall use commercially reasonable efforts to prepare or cause to be prepared and delivered to the TPG Nominee and the Intel Nominee an allocation of the purchase price (for Tax purposes) of the equity interests in the LLC Units Exchanged for shares of Class A Common Stock of the Corporation as contemplated by the Merger Agreement among the assets of the Corporation (the “Purchase Price Allocation”) in accordance with the methodology set forth on Exhibit A hereto, to the extent such methodology reflects a reasonable approximation of the fair market value of such assets, and otherwise in accordance with Sections 743, 751 and 755 of the Code. The TPG Nominee and the Intel Nominee shall have a period of thirty (30) days to present in writing to the Corporation notice of any objections that the TPG Nominee and the Intel Nominee may have to the allocations set forth therein (an “Objections Notice”). If the Corporation shall raise any objections within such 30-day period, the TPG Nominee, the Intel Nominee and the Corporation shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the parties described in this Section 6(f) fail to agree within fifteen (15) days after the delivery of the Objections Notice, any dispute shall be resolved by a “Big 4” accounting firm reasonably acceptable to the TPG Nominee, the Intel

Nominee and the Corporation (the determinations of which shall be final and binding on the parties hereto). The fees and expenses of such accounting firm shall be borne by the Corporation. LLC, the TPG Nominee, the Intel Nominee and each of their Affiliates shall file all Tax Returns (and shall cause the Corporation to attach the statement required by Treasury Regulations Section 1.743-1(k)(1) to their U.S. federal income Tax Returns for the taxable year that includes the Closing Date, which statement shall set forth the computation of the basis adjustment and the allocation thereof in accordance with the Purchase Price Allocation) in a manner consistent with the Purchase Price Allocation as determined pursuant to this Section 6(f) and shall not take any Tax Return reporting position that is inconsistent with the foregoing, except upon a contrary determination by an applicable Taxing Authority. The Corporation shall timely and properly prepare, execute, file and deliver to the TPG Nominee and the Intel Nominee all such documents, forms and other information as the TPG Nominee or the Intel Nominee may reasonably request to review the Purchase Price Allocation.

(g) Cooperation. The parties hereto shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6(g) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a reasonable basis to provide additional information and explanation of any material provided hereunder and reasonable written notice to the other party prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the TPG Nominee and the Intel Nominee or the Corporation, as the case may be, shall allow the other party to take possession of such books and records. The Corporation and its Subsidiaries shall retain all books and records with respect to Tax matters relating to any Pre-Closing Tax Period to the extent required by applicable Law and shall abide by all record retention agreements entered into with any taxing authority.

(h) No Further Tax Obligations. Each of Corporation and LLC hereby covenants and agrees that it shall not and shall not permit any of its controlled Affiliates to seek any reimbursement or indemnification from any of the Pre-Closing LLC Members in respect of Taxes (including Tax Distributions) from and after the date of this Agreement.

7. Representations and Warranties of the Parties. Each of the Parties represents and warrants to the other Parties hereto as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):

(a) Authorization of Transaction. Such Party has all requisite power and authority (corporate or otherwise) to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by such Party of this Amendment and the performance by such Party of this Amendment and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Party. This Amendment has been duly and validly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

(b) Non-contravention. Neither the execution and delivery by such Party of this Amendment, nor the consummation by such Party of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of such Party, (ii) require on the part of such Party any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Party or any of its properties or assets.

(c) No Additional Representations. Such Party acknowledges that no Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Corporation furnished or made available to such Party and its representatives in connection with entering into this Amendment except as expressly set forth in this Amendment, the TRA, the Merger Agreement or any Voting Agreement (as defined in the Merger Agreement).

8. Third Party Beneficiary. The Parties agree that Parent is an express third party beneficiary of this Amendment and this Amendment is enforceable by Parent in all respects. None of the provisions of this Amendment may be amended, modified or otherwise adjusted, and this Amendment may not be terminated other than pursuant to Section 4 or waived in any respect, by any Party without the prior written consent of Parent (which consent may be withheld by Parent in its sole discretion).

9. Further Assurances. Each Party agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonably judgment of the Corporation and the Intel Nominee and the TPG Nominee, as may be necessary, advisable or appropriate to carry out the intent and purposes of this Amendment.

10. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 10):

If to the Corporation, or the LLC, to:

c/o McAfee Corp.

2821 Mission College Blvd.

Santa Clara, CA 95054

Attention: Sayed Darwish

E-mail: Sayed_Darwish@McAfee.com

with a copy (which shall not constitute notice to the Corporation or the LLC) to:

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: Thomas Holden and Michael Roh

Facsimile: (415) 315-4823

E-mail: thomas.holden@ropesgray.com; michael.roh@ropesgray.com

If to the Intel Nominee:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California 95054

Attention: Patrick Bombach and Benjamin A. Olson

Facsimile: (408) 653-9098

E-mail: patrick.bombach@intel.com and benjamin.a.olson@intel.com with a copy (which shall not constitute notice to the Intel Nominee) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California

Attention: Gregg Noel and Amr Razzak

Facsimile: (213) 621-5234

E-mail: gregg.noel@skadden.com and amr.razzak@skadden.com

If to the TPG Nominee:

TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: General Counsel

Facsimile: (415) 743-1501

E-mail: officeofgeneralcounsel@tpg.com

with a copy (which shall not constitute notice to the TPG Nominee) to:

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: Thomas Holden and Michael Roh

Facsimile: (415) 315-4823

E-mail: thomas.holden@ropesgray.com; michael.roh@ropesgray.com

If to the GIC TRA Party:

Snowlake Investment Pte Ltd

168 Robinson Road #37-01 Capital Tower

Singapore, 068912

Attention: Jason Young, Sean Low Shien Ang, Matthew Lim

E-mail: jasonyoung@gic.com.sg

with a copy (which shall not constitute notice to the GIC TRA Party) to:

Sidley Austin LLP

787 7th Avenue

New York, New York 10019

Attention: Asi Kirmayer

E-mail: akirmayer@sidley.com

If to the TB Nominee:

c/o Thoma Bravo, LP

600 Montgomery Street, 20th Floor

San Francisco, California 94111

Attention: Seth Boro and Chip Virnig

Email: sboro@thomabravo.com and cvirnig@thomabravo.com

with a copy (which shall not constitute notice to the TB Nominee) to:

Kirkland & Ellis LLP

300 North LaSalle Drive

Chicago, Illinois 60654

Attention: Corey D. Fox, P.C. and Bradley C. Reed, P.C.

E-mail: corey.fox@kirkland.com and bradley.reed@kirkland.com

Any Party may change its address or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

11. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Delivery of an executed signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Amendment.

12. Entire Agreement; No Third Party Beneficiaries. This Amendment together with the TRA and the LLC Agreement constitutes the entire agreement with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. This Amendment shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and except as expressly set forth herein (including in Section 8 and 15 with respect to Parent), nothing in this Amendment, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

13. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

14. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable law. No party hereto shall assert, and each party shall cause its Affiliates or related parties not to assert, that this Amendment or any part hereof is invalid, illegal or unenforceable.

15. Assignments; Amendments; Successors; No Waiver

(a) Assignment.    No Person may assign, sell, pledge, or otherwise alienate or transfer any of its interest in this Amendment, including the right to receive payments as contemplated by this Amendment, to any other Person, except with the prior written consent of the Board, provided that the TPG TRA Parties, the Intel Nominee, the TB TRA Parties and the GIC TRA Party (in each case, as defined in the TRA), may assign, sell, pledge or otherwise alienate or transfer the right to receive payments as contemplated by this Amendment to any Person. In the case of any such assignment, sale, pledge or other alienation of any such right by any Party to any other Person under the terms of this Section 15(a), such Person shall execute and deliver a joinder in a form reasonably acceptable to each of Parent, the TPG Nominee and the Intel Nominee agreeing to succeed to such payment and to become a Party for all purposes of this Amendment. None of the McAfee Parties may assign any of its rights or obligations under this Amendment to any Person (other than a lender or any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of each of the TPG Nominee and the Intel Nominee (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Amendment may be amended unless such amendment is approved in writing by each of the Board (or any Person(s) to whom the Board has delegated such authority), the TPG Nominee, the Intel Nominee and Parent; provided, that any amendment that materially and adversely affects one or more TRA Parties on a materially disproportionate basis relative to other similarly situated TRA parties shall require the consent of a majority (measured by Tax Benefit Payments receivable) of such similarly situated TRA Parties so materially disproportionately affected.

(c) Successors. Except as provided in Section 15(a), all of the terms and provisions of this Amendment shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Amendment in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d) Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Amendment, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

16. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

17. Resolution of Disputes; Interpretation. Notwithstanding any termination of the TRA, all disputes arising under this Amendment shall be deemed to arise under the TRA and shall be resolved in accordance with Section 7.8 and Section 7.9 of the TRA, mutatis mutandis. Each of Sections 1.2, 7.8 and 7.9 of the TRA is hereby incorporated by this reference and made part of this Amendment, mutatis mutandis (it being understood that no termination of the TRA shall affect the incorporation of such provisions into this Amendment).

18. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE BREACH OR VALIDITY OF THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

19. Withholding. The Corporation and its affiliates and representatives shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Amendment such amounts as are required to be deducted or withheld with respect to the making of such payment in accordance with the Code or any provision of U.S. state, local or foreign tax law (including for this purpose any withholding required by the Corporation or its affiliates that may be required in connection with the Reorganization, a Redemption or a Direct Exchange or other Exchange). To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Amendment as having been paid by the Corporation to the relevant TRA Party. The Corporation shall provide evidence of such payment to each TRA Party in respect of which such deduction or withholding was made, to the extent that such evidence is available. Each TRA Party shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law, including under Sections 1441, 1442, 1445 or 1446 of the Code. The Corporation will consider in good faith any applicable certificates, forms or documentation provided by a TRA Party that in such TRA Party’s reasonable determination reduce or eliminate any such withholding. Provided that the GIC TRA Party remains eligible for benefits under Section 892 of the Code and the Treasury Regulations promulgated thereunder and provides an effective and properly executed Internal Revenue Service Form W-8EXP claiming exemption from U.S. federal income tax under Section 892 of the Code, the Corporation and its affiliates and representatives shall not withhold U.S. federal tax on any amounts payable to the GIC TRA Party hereunder unless such withholding is otherwise required by applicable law.

20. Independent Nature of Rights and Obligations.

(a) The rights and obligations of the each Party hereunder are several and not joint with the rights and obligations of any other Person. A Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Party pursuant hereto or thereto, shall be deemed to constitute the Parties acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the Parties are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

(b) Except as otherwise explicitly provided in this Amendment, (i) the actions of the Intel Nominee pursuant to and in accordance with this Amendment shall be binding only with respect to the Intel TRA Parties and not with respect to the TPG Nominee or any other Parties, (ii) the actions of the TPG Nominee pursuant to and in accordance with this Amendment shall be binding on all TPG TRA Parties and not with respect to the Intel Nominee or any other Parties, and (iii) the actions of the Intel Nominee and TPG Nominee acting jointly shall be binding on all TRA Parties including the Parties. To the fullest extent permitted by law, none of the TPG Nominee, the TPG TRA Parties, the Intel Nominee, the Intel TRA Parties or any other Parties shall owe any duties (fiduciary or otherwise) to any other TRA Party or any other Person in determining to take or refrain from taking any action or decision under or in connection with this Amendment. For purposes of this Amendment, the Parties acknowledge that, in taking or omitting to take any action or decision hereunder, the TPG Nominee, each TPG TRA Party, the Intel Nominee, each Intel TRA Party and each other Party shall be permitted to take into consideration solely its own interests and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other Party or any other Person.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

MCAFEE CORP.

By:	/s/ Peter Leav
Name:	Peter Leav
Title:	President and CEO

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THE LLC:

FOUNDATION TECHNOLOGY WORLDWIDE LLC

By:	/s/ Peter Leav
Name:	Peter Leav
Title:	President and CEO

[Signature Page – Tax Receivable Agreement and LLC Agreement Amendment]

FINANCE LLC

MCAFEE FINANCE 2, LLC

By:	/s/ Peter Leav
Name:	Peter Leav
Title:	President and CEO

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MCAFEE LLC:

MCAFEE, LLC

By:	/s/ Peter Leav
Name:	Peter Leav
Title:	President and CEO

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TPG GLOBAL, LLC

By:	/s/ Michael LaGatta
Name Michael LaGatta
Title: Vice President

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TPG VII MANTA HOLDINGS II, L.P.

By: TPG VII Manta GenPar, L.P., its general partner

By: TPG VII Manta GenPar Advisors, LLC, its general partner

By:	/s/ Michael LaGatta
Name Michael LaGatta
Title: Vice President

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TPG VII MANTA BLOCKER CO-INVEST I, L.P.

By: TPG VII Manta GenPar, L.P., its general partner

By: TPG VII Manta GenPar Advisors, LLC, its general partner

By:	/s/ Michael LaGatta
Name Michael LaGatta
Title: Vice President

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TPG VII MANTA AIV I, L.P.

By: TPG VII Manta GenPar, L.P., its general partner

By: TPG VII Manta GenPar Advisors, LLC, its general partner

By:	/s/ Michael LaGatta
Name Michael LaGatta
Title: Vice President

[Signature Page – Tax Receivable Agreement and LLC Agreement Amendment]

TPG SIDE-BY-SIDE SEPARATE ACCOUNT, L.P.

By: TPG Genpar VII SBS SA I, L.P., its general partner

By: TPG Genpar VII SBS SA I Advisors, LLC, its general partner

By:	/s/ Michael LaGatta
Name Michael LaGatta
Title: Vice President

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TPG VII MANTA AIV CO-INVEST, L.P.

By: TPG VII Manta GenPar, L.P., its general partner

By: TPG VII Manta GenPar Advisors, LLC, its general partner

By:	/s/ Michael LaGatta
Name Michael LaGatta
Title: Vice President

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INTEL AMERICAS, INC.

By:	/s/ Patrick Bombach
Name:	Patrick Bombach
Title:	Authorized Signatory

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THOMA BRAVO PARTNERS XII AIV, L.P.

By: Thoma Bravo Partners UGP XII, LLC, its general partner

By: Thoma Bravo UGP, LLC, its managing member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

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THOMA BRAVO FUND XII AIV, L.P.

By: Thoma Bravo Partners XII AIV, L.P., its general partner

By: Thoma Bravo Partners UGP XII, LLC, its general partner

By: Thoma Bravo UGP, LLC, its managing member

By:	/s/ Seth Boro
Name: Seth Boro
Title: Managing Partner

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THOMA BRAVO EXECUTIVE FUND XII AIV, L.P.

By: Thoma Bravo Partners XII AIV, L.P., its general partner

By: Thoma Bravo Partners UGP XII, LLC, its general partner

By: Thoma Bravo UGP, LLC, its managing member

By:	/s/ Seth Boro
Name: Seth Boro
Title: Managing Partner

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THOMA BRAVO EXECUTIVE FUND XII-A AIV, L.P.

By: Thoma Bravo Partners XII AIV, L.P., its general partner

By: Thoma Bravo Partners UGP XII, LLC, its general partner

By: Thoma Bravo UGP, LLC, its managing member

By:	/s/ Seth Boro
Name: Seth Boro
Title: Managing Partner

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THOMA BRAVO FUND XII-A, L.P.

By: Thoma Bravo Partners XII AIV, L.P., its general partner

By: Thoma Bravo Partners UGP XII, LLC, its general partner

By: Thoma Bravo UGP, LLC, its managing member

By:	/s/ Seth Boro
Name: Seth Boro
Title: Managing Partner

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SNOWLAKE INVESTMENT PTE LTD.

By:	/s/ Jason Young
Name: Jason Young
Title: Authorized Signatory

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Exhibit A

Purchase Price Allocation Methodology

This Purchase Price Allocation Methodology is intended to assist the parties in apportioning the purchase price (as determined for Tax purposes) allocable to the equity of LLC Exchanged for shares of Class A Common Stock of the Corporation as contemplated by the Merger Agreement among the assets of the Corporation (the “Purchase Price Allocation”).

For clarity, the allocation principles described below do not take into account any acquisition costs or selling expenses of any party, which such parties may separately take into account. Further, the calculation of the amounts listed below (other than 6) shall not reflect the value of any asset to the extent owned by an entity treated as a corporation for U.S. federal income tax purposes. For the avoidance of doubt, the methodology reflected here is based on 100% of the assets of McAfee Finance 2, LLC and not solely the portion of the assets attributable to the Pre-Closing LLC Members. Subject to the foregoing, calculations of “book value” will be made in accordance with the methodologies used by the Corporation in preparing its most recent balance sheets. The TPG Nominee, the Intel Nominee and the Corporation will also work in good faith to determine the prepaid amounts of the business that have been deferred as of the Closing Date in accordance with Revenue Procedure 2004-34 and Section 451 of the Code (and the Treasury Regulations promulgated thereunder).

Asset	Allocation of Value
1. Cash	Amount of cash as reflected on the books and records of McAfee Finance 2, LLC or LLC (without duplication)

2. Assets the Corporation marks to market at least annually for federal income tax purposes and debt instruments	Net book value of such assets, as reflected on the books and records of McAfee Finance 2, LLC or LLC (without duplication)

3. Accounts receivable; Prepaid and deposits	Amount of such assets, net of any reserve, as reflected on the books and records of McAfee Finance 2, LLC or LLC (without duplication)

4. Inventory	Amount of inventory, net of any reserve, books and records of McAfee Finance 2, LLC or LLC (without duplication)

5. Fixed Assets	Net book value of such assets at Closing, as reflected on the books and records of McAfee Finance 2, LLC or LLC (without duplication)

6. Equity interests of Subsidiaries that are corporations for U.S. federal income tax purposes	The fair market value of such equity interests.

7. Intangible property (other than goodwill and going concern value)	The fair market value of such property.

8. Goodwill and going concern value	Remaining amount